Report of Annual Meeting of Shareholders

The annual meeting of shareholders (the "Annual
Meeting") of the Fund was held on September 19, 2017.
At the meeting, the following matters were submitted to a shareholder vote:

1) Election of Directors-the shareholders of the Fund elected the following Directors to serve on the Board of Directors until their successors have been duly elected and qualified.

Director 	  Votes Cast For  Withheld
Samuel P. Bell 	   41,423,473	   1,925,319
David S. DeVito    42,708,545	   640,247
John A. Gavin 	   41,501,890 	   1,846,902
Patrick C. Haden   41,541,860	   1,806,932
David Lippman	   42,712,754	   636,038
Peter McMillan 	   41,428,472	   1,920,320
Charles A. Parker  42,872,953 	   475,839
Victoria B. Rogers 41,594,443 	   1,754,349
Andrew Tarica 	   42,929,976 	   418,816

2) Ratification of Selection of Independent Registered
Public Accounting Firm-the shareholders of the Fund approved the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Fund for the fiscal year ended December 31, 2017.

For 	    Against	Abstain	  Non-votes
42,749,606  183,798 	415,380      0